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                                    Internet Financial Services Inc.
                                Computation of EPS - Treasury Stock Method
                                  Three Month and Nine Month Calculation
                                               June 30, 1999

                                                Diluted EPS
                                                -----------

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
                                                                     Three Months      Nine Months
                                                                         Ended            Ended
                                                                     June 30,1999     June 30,1999
                                                                     ------------     ------------
Weighted average number of common shares outstanding                   7,390,536         6,105,221
Income before extraordinary loss on early retirement of debt            $313,292          $173,733
Extraordinary loss on early extinguishment of debt                      $177,125          $177,125
Net income for the period                                               $136,167           $(3,392)

Average number of shares under options outstanding                     1,059,900         1,049,900

Option price per share                                             $2.00-$12.125       $2.00-$7.00

Proceeds upon exercise of options                                     $6,392,650        $6,271,400

Average market price of stock                                             $14.08             $9.36
                                                                   -------------      ------------

Treasury shares that could be repurchased with proceeds
       (Proceeds/Assumed Average Price)                                  454,023           670,021

Excess shares under option plan, over treasury shares
       that could be repurchased                                         605,877           379,879
                                                                   -------------      ------------
                                                                   -------------      ------------

Common stock equivalent shares                                           605,877           379,879

Average number of common shares outstanding                            7,390,536         6,105,221

Total average number of common and common
        equivalent shares                                              7,996,413         6,485,100
                                                                   -------------      ------------
                                                                   -------------      ------------

Diluted earnings before extraordinary item per common share                $0.04             $0.03

Diluted loss on early extinguishment of debt                              $(0.02)           $(0.03)

Diluted EPS                                                                $0.02                --
                                                                   -------------      ------------
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